Exhibit 99.1

Clearwater Paper Reports Second Quarter 2010 Results

Second Quarter Net Sales Increase 8.5% to $343.9 million

SPOKANE, Wash.--(BUSINESS WIRE)--July 29, 2010--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the second quarter ended June 30, 2010. The company reported net earnings for the second quarter of 2010 of $20.6 million, or $1.75 per diluted common share, compared to net earnings of $75.4 million, or $6.43 per diluted common share, for the second quarter of 2009. Second quarter 2009 results included special items totaling $4.60 per share for alternative fuel mixture tax credits, renewable energy tax credits and debt retirement costs. Excluding those items, second quarter 2009 diluted earnings were $1.83 per share.

"Second quarter revenues were solid for both Consumer Products and Pulp and Paperboard. Strong demand from our customers across our businesses as well as solid operating performance resulted in strong earnings for the quarter," said Gordon Jones, chairman, president and chief executive officer. "To better meet demand in our Consumer Products segment, we broke ground in early July on our converting facility at Shelby, North Carolina. We are pleased with the Shelby site as the home of our expanded papermaking and converting operations."

SECOND QUARTER 2010 SEGMENT PERFORMANCE

Consumer Products

Operating income for the second quarter of 2010 was $20.8 million, compared with operating income of $32.2 million for the second quarter of 2009. Net sales of $145.4 million for the quarter were 4.3% higher than second quarter 2009 net sales of $139.4 million.

  The increase in net sales was driven by a 7.2% increase in volume, partially offset by 2.7% lower net selling prices driven by increased customer product promotions.
  Operating income was lower as a result of significantly higher pulp costs.

Pulp and Paperboard

For the second quarter of 2010 the segment had operating income of $27.5 million, compared to operating income of $83.3 million for the second quarter of 2009, which included $76.4 million associated with alternative fuel mixture tax credits. Net sales of $217.9 million for the quarter were up 14.9% compared to second quarter 2009 net sales of $189.7 million.

  Higher net sales for the quarter were primarily the result of paperboard volume increases and higher pulp prices.
  Paperboard shipments increased by 8,800 tons, or 4.9%, and paperboard net selling prices also improved 3.5% compared to second quarter 2009.
  Market pulp pricing increased by 78.2% and shipments to third parties decreased to 13,307 tons as compared to 19,038 tons in second quarter 2009, primarily due to less production and more internal consumption.

Tax Rate

The company's effective income tax rate for the second quarter of 2010 was 38.0% compared to 23.3% for the same period last year. The tax rate for the second quarter of 2009 included alternative fuel mixture tax credits and tax benefits from renewable energy tax credits. The annual estimated effective tax rate for 2010, excluding discrete items, is approximately 34.8%.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents its results for the second quarter of 2009, excluding income from alternative fuel mixture tax credits and other special items. This amount is not in accordance with generally accepted accounting principles (GAAP) and accordingly a reconciliation of this amount to net earnings determined in accordance with GAAP is included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio Web cast and conference call will be held today, Thursday, July 29, 2010 at 8 a.m. Pacific time (11 a.m. Eastern time). Investors may access the conference call by dialing 877-879-6207 (for U.S./Canada investors) or 719-325-4791 (for international investors). The audio Web cast may be accessed on the company's Web site at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation will be available for downloading at the same site at 7 a.m. Pacific time (10:00 a.m. Eastern time). The Web cast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation Web site www.clearwaterpaper.com under "Investor Relations" following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper Corporation manufactures premium consumer tissue, high-quality bleached paperboard and wood products at six facilities across the country. The company is a premier supplier of private label tissue to major retail grocery chains and also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's 2,500 employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding customer demand, the company's expansion, and expected annual tax rates. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the company's ability to execute on its expansion plans; customers' product preferences, changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; loss of a large customer; changes in the alternative fuel mixture tax credit regulations and the company's eligibility for such tax credits; competitive pricing pressure for the company's products; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit our Web site at www.clearwaterpaper.com.

Clearwater Paper Corporation
Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
Net sales	$343,860	100%	$316,905	100%	$674,481	100%	$603,605	100%
Costs and expenses:
Cost of sales	286,415	83%	267,022	84%	588,379	87%	512,667	85%
Selling, general and administrative expenses	20,145	6%	18,198	6%	38,238	6%	34,028	6%
	306,560	89%	285,220	90%	626,617	93%	546,695	91%
Alternative fuel mixture tax credits	-		76,373		-		76,373
Earnings before interest, debt retirement costs and income taxes	37,300	11%	108,058	34%	47,864	7%	133,283	22%
Interest expense, net	(4,132)		(3,431)		(8,417)		(6,994)
Debt retirement costs	-		(6,250)		-		(6,250)
Earnings before income taxes	33,168	10%	98,377	31%	39,447	6%	120,039	20%
Income tax provision	12,600		22,929		18,421		30,944
Net earnings	$20,568	6%	$75,448	24%	$21,026	3%	$89,095	15%
Net earnings per common share:
Basic	$1.79		$6.64		$1.83		$7.84
Diluted	1.75		6.43		1.78		7.68
Average shares outstanding (in thousands):
Basic	11,478		11,359		11,468		11,357
Diluted	11,777		11,727		11,786		11,595

Clearwater Paper Corporation
Condensed Balance Sheets
Unaudited (Dollars in thousands)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash	$12,997	$2,824
Short-term investments	319,967	187,926
Receivables, net	110,130	94,458
Taxes receivable	-	101,343
Inventories	143,824	169,761
Deferred tax assets	11,917	12,926
Prepaid expenses	4,920	3,053
Total current assets	603,755	572,291
Land	4,729	4,729
Plant and equipment, at cost less accumulated depreciation	352,422	359,295
Deferred tax assets	7,479	4,205
Other assets	6,883	6,943

	$975,268	$947,463
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$111,699	$109,775
Current liability for pensions and other postretirement employee benefits	9,933	9,933
Total current liabilities	121,632	119,708
Long-term debt	148,379	148,285
Liability for pensions and other postretirement employee benefits	229,418	236,422
Other long-term obligations	7,333	5,825
Accrued taxes	74,317	73,487
Accumulated other comprehensive loss	(118,792)	(126,962)
Stockholders' equity excluding accumulated other comprehensive loss	512,981	490,698

	$975,268	$947,463

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
Segment net sales:
Consumer Products	$145,391	42%	$139,350	44%	$283,241	42%	$275,502	45%
Pulp and Paperboard	217,899	64%	189,711	60%	425,917	63%	354,262	59%
	363,290		329,061		709,158		629,764
Elimination of intersegment net sales	(19,430)	-6%	(12,156)	-4%	(34,677)	-5%	(26,159)	-4%
Total segment net sales	$343,860	100%	$316,905	100%	$674,481	100%	$603,605	100%

Operating income (loss):
Consumer Products	$20,838	56%	$32,182	30%	$45,677	96%	$61,318	46%
Pulp and Paperboard (1)	27,465	74%	83,278	77%	20,696	43%	85,487	64%
	48,303		115,460		66,373		146,805
Corporate and eliminations	(11,003)	-30%	(7,402)	-7%	(18,509)	-39%	(13,522)	-10%

Earnings before interest, debt retirement costs and income taxes	$37,300	100%	$108,058	100%	$47,864	100%	$133,283	100%

(1) Operating income for the three and six months ended June 30, 2009, for the Pulp and Paperboard segment included $76.4 million associated with alternative fuel mixture tax credits.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

GAAP net earnings	$20,568	$75,448	$21,026	$89,095
Special items, after-tax:
Alternative fuel mixture tax credits	-	48,191	-	48,191
Renewable energy tax credits	-	9,750	-	9,750
Debt retirement costs	-	(3,944)	-	(3,944)
Total special items, after-tax	-	53,997	-	53,997
Net earnings, excluding special items	$20,568	$21,451	$21,026	$35,098

GAAP net earnings per diluted share	$1.75	$6.43	$1.78	$7.68
Special items, after-tax:
Alternative fuel mixture tax credits	-	4.11	-	4.15
Renewable energy tax credits	-	0.83	-	0.84
Debt retirement costs	-	(0.34)	-	(0.34)
Total special items, after-tax	-	4.60	-	4.65
Net earnings per diluted share, excluding special items	$1.75	$1.83	$1.78	$3.03

Diluted average shares outstanding (in thousands)	11,777	11,727	11,786	11,595

CONTACT:
Clearwater Paper Corporation
Media:
Matt Van Vleet, 509-344-5912
or
Linda Massman, CFO, 509-344-5905
or
Investors:
IR Sense
Sean Butson, 509-344-5906